EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-78075, 333-61617, 333-42890, 333-42976 and 333-88048 of US LEC Corp. on Form S-8, in Registration Statement No. 333-111536 and 333-115545 on Form S-3, of our report dated March 10, 2005, appearing in the Annual Report on Form 10-K of US LEC Corp. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 10, 2005